EXHIBIT (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-168219 on Form N-14 of our reports, each dated May 14, 2010, relating to the financial statements and financial highlights of Eaton Vance National Limited Maturity Municipal Income Fund and Eaton Vance California Limited Maturity Municipal Income Fund, each a series of Eaton Vance Investment Trust, appearing in the Annual Reports on Form N-CSR of Eaton Vance Investment Trust for the year ended March 31, 2010, and to the references to us under the headings “California Limited Fund Financial Highlights,” “National Limited Fund Financial Highlights,” and “Experts” in the Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts August 27, 2010

Member of Deloitte Touche Tohmatsu